EVERBANK FINANCIAL CORP AMENDED AND RESTATED 2011 OMNIBUS EQUITY INCENTIVE PLAN PERFORMANCE UNIT AWARD [Name] [Address] Dear [Name]: You have been granted a target award (the “Award”) of the number of performance units (“Performance Units” or “Target Award Amount”) indicated below, which represent the right to receive an equal number of shares of EverBank Financial Corp (the “Company”) common stock, with the following terms and conditions. The Performance Units have been granted under the Company’s 2011 Amended and Restated Omnibus Equity Incentive Plan (the “Plan”). Grant Date: The effective date of the grant of the Performance Units described below is ______ (the “Grant Date”). Performance Units / Target Award Amount [____] Vesting: Your Performance Units have been credited to a bookkeeping account on your behalf. The Performance Units will be earned, in whole, in part or not at all, as provided on Exhibit A attached hereto. Any Performance Units that fail to vest in accordance with the terms of this Award will be forfeited and reconveyed to the Company without further consideration or any act or action by you. Conversion to Stock: Performance Units will be converted to actual Shares on the applicable Vesting Date. Evidence of the conversion of the Performance Units into Shares will be registered on the books of the Company in your name as of the applicable Vesting Date as soon as practical thereafter. Termination of Employment: Notwithstanding any provision to the contrary in your employment agreement with the Company, or any other agreement with the Company, if your employment is terminated by the Company without “Cause” or by you for “Good Reason” (as such terms are defined in your employment agreement) prior to the conclusion of the Tranche 3 Performance Period, then a prorated number of Performance Units will be eligible to vest, to be determined upon completion of the Tranche 3 Performance Period by (1) multiplying the number of Performance Units that would otherwise have been earned based on actual performance as of the end of the Tranche 3 Performance Period, as provided on Exhibit A attached hereto, by a fraction, the numerator of which is the number of days in the Tranche 3 Performance Period preceding the termination of employment and the denominator of which is 1095, and (2) subtracting any previously vested Tranche 1 Performance Units or Tranche 2 Performance Units. The Performance Units eligible to vest will convert to actual Shares on the effective date of such termination of employment. Except as otherwise provided below in the context of a Change in Control or a separate agreement, if your employment is terminated for any reason other than as specified in the previous sentence, any unvested Performance Units shall be forfeited and reconveyed to the Company without further consideration or any act or action by you. Change in Control: Treatment of the Performance Units upon a Change in Control is as set forth on Exhibit A. No Transfer: The Performance Units are not assignable or transferable by you other than by will or the laws of descent and distribution unless permitted by the Committee. Any attempted transfer or assignment in violation of this Award shall be null and void.

Restrictions on Resale of Shares You shall not sell any Shares acquired under this Award at a time when applicable laws, Company policies (including, but not limited to, the Company’s insider trading policy and Code of Conduct) or an agreement between the Company and its underwriters prohibit such transfer. No Voting Rights or Dividends: You shall have no voting rights or dividends or distributions paid with respect to your Performance Units prior to the applicable Vesting Date. The Performance Units do not confer to you or your beneficiary any rights of a shareholder of the Company unless and until Shares are in fact issued to you or your beneficiary in connection with conversion of the Performance Units. Tax Withholding: You are responsible for payment of an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Units. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require you to remit to the employer, such amounts. Subject to and in accordance with Company policies, you may elect to satisfy the withholding requirement, in whole or in part, by: (i) paying cash equal in the amount required to be withheld for tax purposes; (ii) electing a cashless exercise upon the settlement of the Performance Units having a Fair Market Value on the date of the withholding equal to the amount required to be withheld for tax purposes; or (iii) as permitted by the Company, having the Company withhold Shares upon the settlement of the Performance Units having a Fair Market Value on the date of the withholding equal to the amount required to be withheld for tax purposes. Your election must be irrevocable, in writing, and submitted to the Company’s Secretary before the applicable Vesting Date. The obligations of the Company under this Award will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you. Clawback Policy This Award shall be subject to the terms and conditions of the Company’s Compensation Recoupment Policy (the “Policy”), as such Policy may be amended from time to time by the Board of Directors of the Company or any committee of the Board. As a condition of receiving the Award, you agree to abide by the Policy and any determinations of the Committee pursuant to the Policy. A copy of the Policy is available upon request to the Company’s Office of the General Counsel. Miscellaneous: All capitalized terms not otherwise defined in this Award shall have the meanings set forth in the Plan and as set forth in Exhibit A attached hereto. This Award is granted under and governed by the terms and conditions of the Plan and shall be governed by the laws of the State of Florida without regard to its conflicts of law provisions. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award, the provisions of the Plan shall be controlling and determinative. You may not assign this Award, except as provided herein, and any attempt to do so shall be null and void. BY SIGNING BELOW AND ACCEPTING THIS PERFORMANCE UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND, IF REQUIRED BY APPLICABLE LAW, THE PROSPECTUS DESCRIBING THE PLAN. EverBank Financial Corp ____________________________ ___________________________________ [Officer] Recipient [Title] Date

Exhibit A [Performance matrix] Vesting of Performance Units: Except as otherwise provided in the Award, the Performance Units shall be eligible to vest as follows: (i) 33% of the Performance Units (“Tranche 1 Performance Units”) will be eligible to vest on the ___ Vesting Date if TSR for the Tranche 1 Performance Period is greater than or equal to _____%, provided that you remain continuously employed by the Company or an Affiliate thereof from the Grant Date to the ___ Vesting Date, rounded down to the nearest Share. Any Tranche 1 Performance Units that do not vest on the ___ Vesting Date shall remain outstanding and eligible to vest on the ___ Vesting Date, as provided below. (ii) 33% of the Performance Units (“Tranche 2 Performance Units”) will be eligible to vest on the ____ Vesting Date if TSR for the Tranche 2 Performance Period is greater than or equal to _____%, provided that you remain continuously employed by the Company or an Affiliate thereof from the Grant Date to the ____ Vesting Date, rounded down to the nearest Share. Any Tranche 2 Performance Units that do not vest on the _____ Vesting Date shall remain outstanding and eligible to vest on the _____ Vesting Date, as provided below. (iii) A certain number of Performance Units will be eligible to vest on the ____ Vesting Date based on TSR for the Tranche 3 Performance Period, as set forth in the matrix below, provided that you remain continuously employed by the Company or an Affiliate thereof from the Grant Date to the ____ Vesting Date, rounded down to the nearest Share. Any Performance Units that do not vest on the ____ Vesting Date will be forfeited and reconveyed to the Company without further consideration or any act or action by you. TSR for Tranche 3 Performance Period % of Target Performance Units Vested(1)(2) < _____% 0% ≥ ____% but < ____% ≥ 0% but < 100% ____% 100% (Target Award Amount) > _____% but < _____% ≥ 100% but < 200% ≥ ______% 200% (Maximum Award Amount) (1) Less any previously vested Tranche 1 Performance Units and/or Tranche 2 Performance Units. (2) Payouts between performance levels will be determined based on straight line interpolation. Illustrative Examples Only: See Appendix A for illustrative examples of the number of Performance Units that would vest under various performance scenarios. Vesting of Performance Units Upon a Change in Control. In the event of a Change in Control prior to the conclusion of the Tranche 3 Performance Period, a number of Performance Units shall convert to time-based restricted stock units (“RSUs”) on the effective date of the Change in Control, provided that you remain continuously employed by the Company from the Grant Date to the effective date of the Change in Control.

(i) The number of Performance Units that shall convert to RSUs will not be less than the Target Award Amount (less any previously vested Tranche 1 Performance Units and/or Tranche 2 Performance Units) and will not be more than the Maximum Award Amount (less any previously vested Tranche 1 Performance Units and/or Tranche 2 Performance Units). If the TSR, as determined by the Compensation Committee, is less than or equal to _______% as of the effective date of a Change in Control, then the number of Performance Units that will convert to RSUs will be equal to the Target Award Amount (less any previously vested Tranche 1 Performance Units and/or Tranche 2 Performance Units). If the TSR, as determined by the Compensation Committee, is greater than _________% as of the effective date of a Change in Control, then the number of Performance Units that will convert to RSUs shall increase above the Target Award Amount in accordance with the above matrix, rounded down to the nearest Share. (ii) If the RSUs are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, then, upon the effective date of the Change in Control, all of the RSUs will immediately vest and convert to actual Shares on the effective date of the Change in Control. (iii) If the RSUs are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, then, provided that you remain continuously employed by the Company its successor or Affiliate thereof from the Grant Date to the ___ Vesting Date, all of the RSUs will immediately vest and convert to actual Shares on the ____ Vesting Date. (iv) If the RSUs are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, then, upon your termination of employment by the Company, its successor or Affiliate thereof without Cause on or after the effective date of the Change in Control but prior to twelve (12) months following a Change in Control, all of the RSUs will immediately vest and convert to actual Shares on the effective date of such termination of employment. (v) If the RSUs are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control and your employment with the Company, its successor or Affiliate thereof terminates prior to the ____ Vesting Date for any reason other than as provided in paragraph (iv) above, then all of the RSUs shall be forfeited and reconveyed to the Company without further consideration or any act or action by you. Illustrative Example Only: See Appendix B for an illustrative example of the number of Performance Units that would convert to RSUs and the vesting thereof under various scenarios. Definitions. For purposes of this Agreement, the following terms have the following meanings: “Cumulative Dividend Paid” means the cumulative dividends paid during the Tranche 1 Performance Period, Tranche 2 Performance Period and Tranche 3 Performance Period, as applicable. “Ending Share Price” means the average closing stock price of the Company’s Common Stock over the 60 calendar days immediately preceding (and including) the last day of the applicable Performance period, less the applicable Cumulative Dividend Paid for such Performance Period. “Maximum Award Amount” means two times the Target Award Amount. “Performance Period” means the Tranche 1 Performance Period, Tranche 2 Performance Period and the Tranche 3 Performance Period, as applicable. “Sale Price” means the closing price of the Company’s stock price on the effective date of a Change in Control.

"Starting Share Price" is $____, which is the Company's closing stock price on the first day of each Performance Period.

"Total Shareholder Return" or "TSR" equals:

Absent a Change in Control:

$$TSR = \frac{(Ending\ Share\ Price + Cumulative\ Dividend\ Paid - Starting\ Share\ Price)}{Starting\ Share\ Price}$$

In the event of a Change in Control:

$$TSR = \frac{(Sale\ Price + Cumulative\ Dividend\ Paid - Starting\ Share\ Price)}{Starting\ Share\ Price}$$

"Tranche 1 Performance Period" means the 1-year period beginning _____ and ending _____.

"Tranche 2 Performance Period" means the 2-year period beginning ______ and ending _____.

"Tranche 3 Performance Period" means the 3-year period beginning ________ and ending ___________.

"Vesting Date" means the ____ Vesting Date, the ____ Vesting Date and the ____ Vesting Date, as applicable.

"____ Vesting Date" means the date that the Committee determines and certifies achievement of the TSR for the Tranche 1 Performance Period, which date shall be no later than _____.

"____ Vesting Date" means the date that the Committee determines and certifies achievement of the TSR for the Tranche 2 Performance Period, which date shall be no later than _____.

"____ Vesting Date" means the date that the Committee determines and certifies achievement of the TSR for the Tranche 3 Performance Period, which date shall be no later than ______.

Appendix A

Appendix B